Exhibit 99.1

AÉROPOSTALE REPORTS RECORD RESULTS FOR SECOND QUARTER

Second Quarter Earnings Increase 21% to $0.46 Per Diluted Share
Provides Third Quarter Guidance

New York, New York, August 19, 2010 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the second quarter of fiscal 2010, and provided guidance for the third quarter of fiscal 2010.

Second Quarter Performance
Diluted net earnings per share for the second quarter of fiscal 2010 increased 21% to a record $0.46 per share, compared to $0.38 per share in the same period last year.  Net income for the second quarter increased 13% to $43.6 million, compared to net income of $38.6 million last year.

For the second quarter of fiscal 2010, total net sales increased 9% to $494.7 million, from $453.0 million in the year ago period. Same store sales for the second quarter increased 4%, compared to a same store sales increase of 12% last year.

Co-Chief Executive Officers Mindy C. Meads and Thomas P. Johnson, said, “We are very proud of the dedication and hard work of our entire organization in achieving these results. The consistency of our results underscores the strength and talent of our organization, the power of our brand, and the flexibility of our operating model.”

E-commerce
Total net sales from the Company’s e-commerce business for the second quarter of fiscal 2010 increased 32% to $20.9 million, from $15.8 million in the year ago period.

Third Quarter Guidance
For the third quarter of fiscal 2010 the Company expects net earnings in the range of $0.61 to $0.63 per diluted share, which includes a previously disclosed after-tax charge of approximately $3.8 million, or $0.04 per share, resulting from the related third quarter retirement plan payment to its Chairman and former Chief Executive Officer.  This guidance compares to net earnings of $0.61 per share in the third quarter last year.

Co-Chief Executive Officers Mindy C. Meads and Thomas P. Johnson, commented, “Moving into the third quarter, we are clearly operating in a challenging retail climate. We are focused on executing key strategies that will enable us to navigate through the current environment and build upon our strong brand position.”

Store Growth and Capital Spending
The company opened 8 Aéropostale and 14 P.S. from Aéropostale stores, and closed 1 Aéropostale store during the quarter. For the second quarter, the company incurred $24.3 million in capital expenditures.

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M EDT to review its second quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and www.fulldisclosure.com.  To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player, go to the latter site prior to the call, where you can download the software for free.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aéropostale® stores and 7 to 12 year-old kids through its P.S. from Aéropostale® stores. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale® products can only be purchased in its Aéropostale stores and online at www.aeropostale.com. P.S. from Aéropostale® products can be purchased in P.S. from Aéropostale® stores and online at www.ps4u.com. The Company currently operates 902 Aéropostale stores in 49 states and Puerto Rico, 46 Aéropostale stores in Canada and 37 P.S. from Aéropostale stores in 12 states.

THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	July 31, 2010	January 30, 2010	August 1, 2009

ASSETS
Current Assets:
Cash and cash equivalents	$297,466	$346,976	$245,454
Merchandise inventory	215,457	132,915	200,993
Other current assets	72,185	50,126	44,366
Total current assets	585,108	530,017	490,813

Fixtures, equipment and improvements, net	273,206	251,558	256,978

Other assets	8,102	10,734	14,847

TOTAL ASSETS	$866,416	$792,309	$762,638

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$140,950	$90,850	$125,009
Accrued expenses	114,158	150,990	82,020
Total current liabilities	255,108	241,840	207,029

Other non-current liabilities	113,817	115,980	126,033

Stockholders’ equity	497,491	434,489	429,576

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$866,416	$792,309	$762,638

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	13 weeks ended
	July 31, 2010		August 1, 2009
		% of sales		% of sales

Net sales	$494,706	100.0%	$453,020	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	310,076	62.7	287,328	63.4

Gross profit	184,630	37.3	165,692	36.6

Selling, general and administrative expenses	113,162	22.9	101,282	22.4

Income from operations	71,468	14.4	64,410	14.2

Interest (expense) income	(13)	0.0	171	0.0

Income before income taxes	71,455	14.4	64,581	14.2

Income taxes	27,855	5.6	25,992	5.7

Net income	$43,600	8.8%	$38,589	8.5%

Basic earnings per share	$0.47		$0.38

Diluted earnings per share	$0.46		$0.38

Weighted average basic shares	93,473		101,079

Weighted average diluted shares	94,589		102,446

STORE DATA:

Comparable store sales increase	4%		12%

Stores open at end of period	983		927

Total square footage at end of period	3,543,742		3,333,645

Average square footage during period	3,514,103		3,324,248

EXHIBIT C

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	26 weeks ended
	July 31, 2010		August 1, 2009
		% of sales		% of sales

Net sales	$958,347	100.0%	$861,044	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	590,898	61.7	547,462	63.6

Gross profit	367,449	38.3	313,582	36.4

Selling, general and administrative expenses	220,830	23.0	195,728	22.7

Income from operations	146,619	15.3	117,854	13.7

Interest (expense) income	(40)	0.0	126	0.0

Income before income taxes	146,579	15.3	117,980	13.7

Income taxes	57,595	6.0	47,716	5.5

Net income	$88,984	9.3%	$70,264	8.2%

Basic earnings per share	$0.95		$0.70

Diluted earnings per share	$0.94		$0.69

Weighted average basic shares	93,692		100,863

Weighted average diluted shares	94,766		102,065

STORE DATA:

Comparable store sales increase	5%		11%

Average square footage during period	3,482,833		3,310,178